EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on (Form S-4) and in the related Prospectus of Range Resources Corporation for the registration of $100 million of 7.375% Senior Subordinated Notes and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the consolidated financial statements of Range Resources Corporation (and subsidiaries) included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas
July 29, 2004